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                                                                    EXHIBIT 10.9

                                 SUBORDINATED PROMISSORY NOTE


$10,000,000.00                                                 December 22, 1998

     SKECHERS U.S.A., INC., a California corporation ("Borrower"), for value received, promises to pay to the order of THE GREENBERG FAMILY TRUST, upon demand the sum of TEN MILLION DOLLARS ($10,000,000).

     Borrower also promises to pay interest monthly on the unpaid principal amount evidenced hereby from the date hereof until paid at the prime rate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Subordination Agreement by and among Heller Financial, Inc. ("Heller"), Robert Y. Greenberg and M. Susan Greenberg, Trustees of The Greenberg Family Trust ("Payee") and Borrower (the "Subordination Agreement").

     This Note is the Subordinated Note issued pursuant to and entitled to the benefits of the Subordination Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the indebtedness evidenced hereby are made and are to be repaid. All payments of principal and interest in respect of this Note shall be made in accordance with the terms of the Subordination Agreement.

     1. Method of Payment. All payment of principal and interest in respect of this Note shall be made in lawful money of the United States of America to the Greenberg Family Trust, or at such other place as Payee may designate in writing for such purpose.

     2. Subordination. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinate and junior in right of payment to the Senior Debt to the extent and in the manner set forth in the Subordination Agreement.

     3. Permitted Payments. This Note is subject to payment in accordance with the Subordination Agreement.

     4. No Waiver; Remedies not Exclusive. No failure or delay by Payee in exercising any remedy, right, power or privilege under this Note shall operate as a waiver of such remedy, right, power or privilege nor shall any single or partial exercise of such remedy, right, power or privilege preclude any other or further exercise of such remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. No remedy, right, power or privilege conferred upon or reserved to Payee is intended to be exclusive of any other
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remedy, right, power or privilege provided or permitted by this Note or by law, but each shall be cumulative and in addition to every other remedy, right, power or privilege so provided or permitted and each may be exercised concurrently or independently from time to time and as often as may be deemed expedient by Payee.

         5. Waiver of Notices and Demands. Borrower hereby waives diligence, presentment, demand, protest, notices of protest, dishonor and nonpayment of this Note and all other notices of every kind whatsoever.

         6. Severability. Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note.

         7. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

         IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its duly authorized officer.

                              SKECHERS U.S.A., INC.
                              a California corporation


Dated: December 22, 1998      By: /s/ DAVID WEINBERG
                                  ------------------------------------
                                  David Weinberg
                                  Chief Financial Officer